Exhibit 10.1

June 7, 2013

To the Officers and Board of Directors of Insynergy Products, Inc.

This letter is to confirm that effective this date, I, Sandy Lang, do hereby forgive Insynergy Products, Inc. of all accrued compensation due me in the amount of Three Hundred Sixty Thousand Eight Hundred Dollars ($360,800).

Respectfully,

/s/ Sandy Lang

Sandy Lang